UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 13, 2006
CHICAGO BRIDGE & IRON COMPANY N.V.
(Exact name of registrant as specified in its charter)
The Netherlands
(State or other jurisdiction of incorporation)

1-12815	N.A.
(Commission File Number)	(IRS Employer Identification No.)

Polarisavenue 31
2132 JH Hoofddorp
The Netherlands	N.A.
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 31-23-568-5660
N.A.
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):
☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Exhibit Index
Second Amended and Restated Credit Agreement
Company Press Release

Item 1.01 Entry Into a Material Definitive Agreement.
          We have entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of October 13, 2006 among Chicago Bridge & Iron Company N.V., the Subsidiary Borrowers, the Lenders party thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, and Bank of America, N.A., as Syndication Agent. The Credit Agreement is a committed and unsecured five-year revolving credit agreement with an aggregate capacity of $850 million, which may be increased to $1 billion. The Credit Agreement amends and restates the Company’s existing Amended and Restated Credit Agreement dated as of May 12, 2005.
          The Credit Agreement provides for an $850 million revolving credit agreement which is available to issue performance letters of credit, with a sublimit of up to $425 million which is available to issue financial letters of credit and/or to draw revolving loans. The Credit Agreement expires and is repayable on October 13, 2011.
     The Credit Agreement contains restrictive financial covenants, including a minimum net worth level and a fixed charge coverage ratio and a maximum leverage ratio. The Credit Agreement also places restrictions on us with regard to subsidiary indebtedness, sales of assets, liens, investments, contingent obligations, type of business conducted, affiliate transactions, sales and leasebacks and mergers and acquisitions, among other restrictions. In addition to interest on debt borrowings, we are assessed quarterly commitment fees on the unutilized portion of the credit facilities as well as letter of credit fees on outstanding instruments. The interest rates, letter of credit fee and commitment fee percentages are based upon our then applicable leverage ratio.
     Affiliates of Bank of America, N.A., Credit Suisse First Boston and Capital One National Association have served as underwriters for certain of our past underwritten public equities offerings, and Banc One Capital Markets, an affiliate of a predecessor of JPMorgan Chase Bank, has served as placement agent in connection with a prior private debt offering. Bank of America, N. A. is acting as our sole lead arranger in connection with a currently proposed letter of credit and term loan facility. In addition, The Bank of New York is our Registrar and Transfer Agent.
     Item 9.01 Financial Statements and Exhibits.
          (c) Exhibits
10.1	Second Amended and Restated Credit Agreement dated as of October 13, 2006 among Chicago Bridge & Iron Company N.V., the Subsidiary Borrowers, the Lenders party thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, and Bank of America, N.A., as Syndication Agent

99.1	Company Press Release dated October 16, 2006

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHICAGO BRIDGE & IRON COMPANY N.V.
	By:	Chicago Bridge & Iron Company B.V.
	Its:	Managing Director

Date: October 19, 2006		By:	/s/ Ronald A. Ballschmiede

Ronald A. Ballschmiede
Managing Director

Exhibit Index
10.1	Second Amended and Restated Credit Agreement dated as of October 13, 2006 among Chicago Bridge & Iron Company N.V., the Subsidiary Borrowers, the Lenders party thereto, JPMorgan Chase Bank, National Association, as Administrative Agent, and Bank of America, N.A., as Syndication Agent

99.1	Company Press Release dated October 16, 2006